EXHIBIT 10.1

Sales and Purchase Agreement

CONTRACT NUMBER: 140128/RAM/OROE

Sales and Purchase Agreement, Oro East Mining Inc. and Royal Asset Management

AGREEMENT made this Jan 31, 2014, by and between:

Oro East Mining, Inc (OTC: OROE), 7817 Oakport Street, Suite 205, Oakland, California 94621, hereinafter referred to as OROE

And

Royal Asset Management, Nassima Tower, Office 1303, Sheikh Zayed Road, Dubai, United Arab Emirates, hereinafter referred to as RAM.

WHEREAS, OROE is a mining company and is producing gold concentrates in California,

WHEREAS, RAM is a trading and real estate company based in Dubai, UAE with end users in China.

WHEREAS OROE desires to sell gold concentrates (hereinafter “Commodity”) to RAM, and RAM desires to buy the Commodity under the following terms and conditions.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed by the parties hereto as follows:

CLAUSE 1:                      DEFINITION

In this contract, the following terms shall, unless otherwise specifically defined, have the following meanings:

(A) "Gold Concentrates" means Gold concentrates of USA Origin, specifically from the Calaveras Gold Refinery Project of OROE.

(B) "U.S. Currency" means the currency of the United States of America freely transferable from and payable to an external account.

(C) "Metric Ton" means 1000 Kilogram.

(D) "Wet basis" means concentrates fines in its natural wet state. “wmt” means wet metric ton and “dmt” means dry metric ton.

CLAUSE 2:                      COMMODITY

Name of Commodity: Gold Concentrates from the Calaveras Gold Refinery Project

Country of Origin: USA

Port of Loading: Oakland, California, USA

Port of Discharge: MAIN PORT OF CHINA

Quantity: 300 wmt to 5,000 wmt per month as a good faith estimate, though final determination is what OROE deem commercially practicable for it to sell

Term: 2 years, unless otherwise terminated as provided in Clause 5 below.

Partial Shipment: allowed

Trans-shipment: allowed

CLAUSE 3:                      GUARANTEED SPECIFICATIONS AT LOADING PORT

Gold Content: Minimum content of 1.5 Ounces per DMT basis.

Rejection: Below 1.5 Ounces per DMT.

Moisture: < 10%

The material shall be free from deleterious component to the smelting and refining process and free from radioactivity, otherwise Buyer has the right to reject the material, as certified by a mutually agreed upon independent third party.

CLAUSE 4:                      PRICE

THE PRICE IS ON FOB Oakland Port, California, USA

(FOB is defined as free on board container vessel, seller’s responsibility includes stuffing cargo into containers to 15 mt, transport containers to the port, pay port handling fees and costs to load the containers onto vessels, and loading port terminal handling cost.)

Pricing of the Commodity shall be as follows as to the gold content (price schedule):

If the Gold content is 1.5-1.99 Ounces per DMT, 70% Comex
If the Gold content is 2.0-2.99 Ounces per DMT, 72% Comex
If the gold content is 3.0-3.99 Ounces per DMT, 75% Comex
If the gold content is 4.0-4.99 Ounces per DMT, 77% Comex
If the gold content is 5.0-5.99 Ounces per DMT, 80% Comex
If the gold content is 6.0-6.99 Ounces per DMT, 80.5% Comex
If the gold content is 7.0-7.99 Ounces per DMT, 81% Comex
If the gold content is 8.0 -8.99 Ounce per DMT, 81.5% Comex
If the gold content is 9.0-9.99 Ounce per DMT, 82% Comex
If the gold content is 10.00 + Ounce per DMT, 82.5% Comex

The foregoing price schedule shall apply if the Commodity is being sold to Buyer. If Seller chooses not to sell to Buyer the stockpile that has been pre-paid by Buyer and instead, sells that stockpile to a third party buyer, Buyer agrees to such a dealing, so long as the third party buyer payment terms is acceptable to Buyer, and Seller conveys to Buyer, 5% of the invoice price on the sale of the Commodity to the third party. Seller agrees that as soon as Buyer pre-pays the confirmed stockpile, Buyer legally owns the stockpile, and Seller has no rights to sell to any other party without the express written consent of the owner of the commodity, which is the Buyer.

Invoices issued shall be based on the foregoing. At Seller’s discretion, so long as reasonable commercial cause acceptable to Buyer is provided, the Price is subject to change after the first 3 months of this Agreement. Within the first 3 months, the foregoing Price schedule shall be fixed. In the event of a Price adjustment based on cause acceptable to Buyer, Seller shall provide 30 days’ notice to Buyer of the change, and such notice shall be in writing, with a provision for the reasonable commercial cause prompting the Price change.

For example, if Au content is 5.67 Ounces per DMT, COMEX value is USD1300/Ounce, the unit price per dry metric ton shall be 1300 x 80% x 5.67=USD5896.80/DMT

For the 90% provisional payment, the COMEX value shall be determined as below:

COMEX value = (Price B/Ld-1 + Price B/Ld-2 + Price B/Ld-3)/3

Where Price B/Ld-1, Price B/Ld-2, and Price B/Ld-3 = COMEX gold cash settlement on one, two, and three business days preceding the date of issuance of the Bill of Lading, as to the 90% provisional payment specifically.

For the final settlement, the COMEX value shall be determined as below:
COMEX value = (Price CCIC-1 + Price CCIC-2 + Price CCIC-3)/3

Where Price CCIC-1, Price CCIC-2, and Price CCIC-3 = COMEX gold cash settlement on one, two, and three business days preceding the date of issuance of the CCIC inspection certificate.

The COMEX value will be issued from the COMEX website for the:
http://www.cmegroup.com/trading/metals/precious/gold_quotes_settlements_futures.html

The settlement value for the month is based on the specific loading and discharging certificate(s). If Buyer does not complete CCIC inspection for any reason, the Buyer is still obligated to pay for the shipment within 30 business days from the date of the shipment’s arrival to the destination port.

In such as event, the loading report on the quality and B/L weight shall be used, and the Comex index based on cargo arrival date instead of the CCIC certificate date shall be used.

CLAUSE 5:                      DELIVERY QUANTITY AND DELIVERY PERIOD

Quantity: 300 WMT (+/-10% on Seller’s option) as first shipment, or as determined by Seller per commercial practicability, with a good faith projected increase to 5000 WMT per month for 2 years, though quantity remains at Seller’s discretion based on commercial practicability provided all Commodity of Seller during the duration of this contract are sold to Buyer except as provided in Clause 4 above.  The parties understand that partial shipments for fulfillment and delivery of a particular stockpile is allowed.

Delivery Schedule: Upon notice to the Buyer’s agent, who shall be duly appointed by the Buyer and the name and contact information provided to Seller shortly after the execution of this Agreement, and who shall be stationed at the Seller’s facility subject to a Liability Waiver and Right of Entry Agreement, Buyer’s agent shall at Buyer’s expense sample and test the Commodity stockpile as represented by Seller. Buyer’s agent shall then confirm the quantity and quality of the stockpile by signed affirmation, at which time Buyer shall then issue payment. 45 days or earlier after Buyer has issued payment pursuant to the payment schedule set forth herein, Seller shall cause to deliver the stockpile. Stockpile is the quantity of gold concentrates yielded by Seller.

Once Seller has commenced performance on a shipment of a confirmed stockpile pursuant to the contract, Buyer may not terminate the contract without cause. Cause shall arise only if Seller has breached a material term of the contract. Buyer is obligated to purchase the commodities delivered at the price and terms set forth in this contract.

Once Buyer has commenced performance on the contract, substantial, non-substantial, material, or immaterial, Seller may not terminate the contract without cause. Cause shall arise only if Buyer has breached a material term of the contract. Seller is obligated to sell the commodities at the price and terms set forth in this contract.

CLAUSE 6:                      PAYMENT

Upon execution of this Agreement, Buyer shall remit $1,000,000.00 in advanced payment of the Commodity Price under this contract, to be transmitted to Seller within 10 (ten) business days of execution of this contract, provided Seller has submitted acceptable use of the prepayment funds to the Buyer. This $1,000,000 advance payment shall be used to offset the 90% provisional payment of the confirmed stockpile until it is all used up.

After Seller’s receipt of the 90% pre-payment or advance payment lumpsum, Seller shall ship out the stockpile within 45 days or sooner.

Advance payment is defined as the $1,000,000.00 payments.

Pre-payment is defined as the estimated 90% payments based on stockpile report conducted by Buyer agent.

Provisional Payment is defined as the 90% payment based on the loading reports (i.e. Certificate of Quality and Moisture Report issued by SGS) and the Bill of Lading weight. This provisional payment is not the final settlement for the entire cargo.

Final payment is defined as the final settlement payments for the entire cargo, based on discharging CCIC reports. The final CCIC grades and weight and the COMEX price based on Clause 4 is used as the final settlement for the entire shipment after adjusting for the provisional payments.

A confirmed stockpile shall be a stockpile that has been verified in good faith by and between Buyer and Seller as to quantity and quality, with Buyer being represented by Buyer’s agent as described herein.

Buyer agent shall sample the confirmed stockpile, and sent to a local laboratory for the quality analysis and the result shall be used as basis for the grade of the stockpile. The price used shall the COMEX price on the date of the release of the quality analysis. The weight of the confirmed stockpile shall be estimated by the Buyer’s agent. The 90% pre-payment amount shall be based on the above.

Balance, if any after deducting the 90% pre-payment of the stockpiles, of the 90% of the provisional invoice amount based on the COMEX value as provided in CLAUSE 4, Certificate of Quality and Moisture Report issued by SGS, and cargo weight of the Bill of Lading shall be remitted within 7 days of the invoice receipt date.

The unpaid balance on the final invoice shall be remitted within 7 days of the earlier of the two: either the date of issuance of the CCIC certificates as set forth in this contract or within 30 business days of the shipment’s arrival at the destination port, whichever occurs first.

Seller shall make reasonably efforts to inform the Buyer the latest status of every lot of cargo under preparation, including approximate quantity and quality. Seller shall allow Buyer agent to be stationed at the Seller location to physically inspect the stockpile and export documents.

Seller is responsible for the containers loading, inland transportation, export license, and Certificate of Origin issuance. Seller shall immediately hand over the full set of B/L, Certificate of Origin, Moisture Report and Certificate of Quality to onsite Buyer’s agent as soon as they become available.

CLAUSE 7:                      PACKING

By bulk loading or by 1.0 to 2.0 MT bags in 20 foot containers

CLAUSE 8:                      DOCUMENTS FOR PROVISONAL PAYMENT:

1)
Signed Commercial Invoice based on loading Certificate of Quality issued in 3 originals indicating the contract number, name of vessel, shipment date etc. The exact amount should be calculated according to the loading Certificate for Au content, moisture content and weight in B/L at loading port. The amount of invoice will be based on averaged COMEX daily cash settlement within 3 working days preceding the issue date of the Bill of Lading (not including the B/L issue date).

2)	Packing List in 3 originals and 3 copies indicating the contract number, containers numbers, package etc.
3)	Certificate of Quality and Moisture report issued by the independent SGS in 1 original and 2 copies. The “Certificate of Quality” should show Au content.
4)	Certificate of Origin in 1 original and 2 copies issued by CHAMBER OF COMMERCE AND INDUSTRY or chamber of commerce.
5)	Full set 3/3 of “Shipped on Board” Bills of Lading made out to order, and notify the Buyer with full address, indicating the contract number.

Additionally, Buyer and Seller shall work collaboratively for Buyer to secure the following:

1)	Certificate of Quality at discharge port issued by CCIC China. Fax copies/photocopies acceptable
2)	Certificate of Weight at discharge port issued by CCIC China. Fax copies/photocopies acceptable.

CLAUSE 9:                      SAMPLING AND ANALYSIS

At the time of loading, Buyer’s agent shall conduct the sampling of the every specific shipment lot of cargo and send to SGS in North America (SGS) for testing the quality, moisture. The natural weight shall be based on the B/L. The Certificate of Quality and Moisture Report issued by SGS and the cargo weight of B/L shall form the basis for raising the provisional invoice by the Seller. The cost of such weighing, sampling and analysis shall be borne by the Buyer.

For the purpose of the final settlement, weighing and moisture determination shall be carried out on Buyer’s account and expense at the port of discharge, in accordance with standard international practices, performed by CCIC, China. The final weight shall be determined by CCIC, in conjunction with seller’s representatives using weight scale or draft survey, in seller’s option, and such weight shall be final and binding on both parties. Seller has the right to be present at these operations represented by a surveyor or representative, acting in name and on behalf of seller at its own expense. The sample lot size shall be based on per container. Each lot shall form a separate and complete delivery for the purposes of settlement of weight and moisture content.

At the time of discharge at discharging port, the independent inspection agency CCIC China shall determine the quality, and carry out sampling and analysis as per international standards. The sample lot size shall be based per container.  Certificate of Quality issued by CCIC China shall form the basis for Seller to issue the final invoice.

The cost of such weighing, sampling and analysis shall be to the Buyer’s account and expense. The Buyer or buyer’s representative shall have the right to be present at such sampling at Buyer’s expense.

Representative samples shall be taken from each lot with the following distributions:

One Set for Buyer, One Set for Seller, One Set to be kept by CCIC in reserve for umpire purpose, One Set to be held by seller’s representatives in reserve for umpire purpose.

If the difference of Au content between the analytical result of loading port and that of discharging port is below or equal 0.2 Ounces per DMT, the analytical result of discharging port shall be final.

If the difference of Au content between the CCIC Inspection ‘Certificate of Quality’ and the Certificate of Quality issued at loading port is greater than 0.2 Ounces, It is on buyer or seller’s option that the set kept by CCIC in reserve for umpire purpose will be sent to the following umpire laboratories for re-testing and re-analysis, the photocopy of testing report issued by this umpire laboratory shall be final for final settlement.

Umpire laboratories for re-testing and analysis:
SGS Tianjin, China

The cost of such re-testing shall be at the party’s expense which loses in umpire.

CLAUSE 10: FORCE MAJEURE

If the performance of any obligation (other than the obligation to pay for material) by any party to this Contract is hindered or prevented by reason of any of the following events, beyond the control of the parties, such as any Act of God, strike, fire, lockout, flood, war, insurrection, mob violence, lockout, combination of workmen, interference of Unions or Government, suspension of labor, accident, lack of transportation or delay en route or of any other cause whatsoever beyond the reasonable control of Buyer or Seller, then such an event shall be deemed a Force Majeure. The party experiencing the Force Majeure shall provide written notice setting forth in reasonable detail the nature of the Force Majeure and the best estimate by the party claiming Force Majeure of the duration thereof. The party so affected shall not be liable to the other for damages on account thereof. However, if Seller has commenced loading of the material, neither Buyer nor Seller may declare Force Majeure. Buyer shall still be committed to the commodities loaded.

Any event of Force Majeure so preventing or delaying the performance of any such obligation (other than the obligation to pay for material) shall entitle the party affected to suspend such performance during the time and to the extent of the Force Majeure, provided that the party affected shall inform the other promptly in writing or by telex or facsimile.

If the circumstances giving rise to a Force Majeure declaration continues for more than 60 consecutive days, the party not declaring Force Majeure shall have the right to renounce any further fulfillment of its obligations hereunder, with the exception of obligations which shall have accrued hereunder between Buyer and Seller.

CLAUSE11 – NOTICE

All notice given under this contract shall be given or confirmed in writing or via email, and shall be addressed to the parties at the addresses set forth below or at such other addresses as each party may from time to time notify the other.

Notice shall be served by email or facsimile and shall be deemed to be received upon actual receipt of the email or when well received by recipient's facsimile. Confirmation of notice shall be sent by airmail and email. A notice with respect to any change of address shall effective only when actually received.

CLAUSE 12 – ASSIGNMENT

Neither party may without the prior written consent of the other assign this contract or any of its right or obligations hereunder to any third party. Any such purported assignment shall be avoided.

CLAUSE 13 - ENTIRE CONTRACT: MODIFICATION

Any modifications of this contract shall not be made except by written agreement between the parties.

CLAUSE 14- GOVERNING LAW

This contract shall be governed by and construed in accordance with the laws of the State of California, United States. In case of any litigation, the prevailing party shall recover all its attorneys fees and court costs.

CLAUSE 15: VALIDATION AND ALTERATION
This Contract shall become effective when the duly authorized representatives of Seller and Buyer sign and seal thereon. Any change, modification in or addition to the terms and conditions of this Contract shall become effective when sign and seal by Seller and Buyer in writing.

Seller
Oro East Mining, Inc

Authorize Signature (Chop)
/Tian Qing Chen/
Name: CEO / Tian Qing Chen
Date: January 29, 2014

[ORO EAST MINING CORPORATE SEAL]

Buyer:
Royal Asset Management

Authorize Signature (Chop)
/Zabir Vadia/
Name: Zabir Vadia
On Behalf of: His Highness Sheikh Saqer Bin Mohamed Bin Zayed Al Nahyan
Date: January 29, 2014

[ROYAL ASSET MANAGEMENT CORPORATE SEAL]